EXHIBIT 99.1




                              BancAffiliated, Inc.
                                 P.O. Box 210069
                              Bedford, Texas 76095

Contact:   Garry J. Graham                                   PRESS RELEASE
           President and CEO                             FOR IMMEDIATE RELEASE
           (817) 285-6195                                    APRIL 16, 2003


                         BANCAFFILIATED, INC. ANNOUNCES
                       APRIL 30, 2003 3rd QUARTER EARNINGS

Bedford, Texas - BancAffiliated, Inc. (the "Company"), the parent holding company for Affiliated Bank (the "Bank"), on a consolidated basis, announced today net income of $158,000, or $0.60 per share, for the third quarter ending March 31, 2003, compared to net income of $125,000 or $0.47 per share for the same period in 2002.

Net interest income, before provision for loan losses, was approximately $665,000 for the quarter ended March 31, 2003, compared to $452,000 for the same quarter in 2002, an increase of approximately $213,000. The provision for loan losses totaled $30,000 for quarter ended March 2003, which is the same as that expensed for the same period 2002. At the March 31, 2003 quarter end the Company's nonperforming assets were 0.44% of total assets.

Noninterest income for the March 31, 2003 quarter totaled $31,000, compared to $33,000 for the same period in 2002. Noninterest expense for the March 31, 2003 quarter totaled $415,000, compared to $267,000 for the same period in 2002. This increase was primarily due to the cost of holding company operations, the costs associated with additional staff and other costs associated with the institution's growth.

The Company's total assets were $63.8 million at March 31, 2003, compared to $56.3 million at June 30, 2002, an increase of $7.5 million or 13%. The Company's growth is centered primarily in loan growth of $7.6 million which was offset in part by a decrease in the mortgage backed securities of $1.2 million and a decrease in cash and fed funds of $582,000.

Deposits increased $7.4 million, or 33%, to $29.4 million at March 31, 2003 from $22.0 million at June 30, 2002. Advances from the Federal Home Loan Bank of Dallas and other funding sources increased $71,000 to approximately $29.1 million for the quarter ended March 31, 2003, compared to approximately $29.0 million for the June 30, 2002 fiscal year end.

The Company is headquartered at 500 Harwood Road, Bedford, Texas 76201 and its stock is traded on the Electronic Bulletin Board under the symbol "BAFI."

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995. A number of the matters and subject areas discussed in this press release that are not historical or current facts deal with potential future

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circumstances and developments. The discussion of such matters and subject areas is qualified by the inherent risks and uncertainties surrounding future expectations generally, and also may materially differ from the Company's actual future experience involving any one or more of such matters and subject areas. The Company has attempted to identify, in context, certain of the factors that it currently believes may cause actual future experience and results to differ from the Company's current expectations regarding the relevant matter or subject area. Such risks and uncertainties include, but are not limited to, changes in economic conditions in the Company's market area, changes in policies by regulatory agencies, fluctuations in interest rates, and demand for loans in the Company's market area and competition, all or some of which could cause actual results to differ materially from historical earnings and those presently anticipated or projected, or described from time to time in the Company's reports filed with the SEC. This press release speaks only as of its date, and the Company disclaims any duty to update the information herein.

                                                      # # #

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                                        BancAffiliated, Inc. and Subsidiary
                                         Selected Financial Condition Data


                                                                             Quarter End           Fiscal Year End
                                                                              March 31,                June 30,
                                                                                 2003                    2002
                                                                             (Unaudited)              (Audited)
                                                                            (In thousands)          (In thousands)
Selected Financial Condition Data:
Total Assets                                                                     $63,827                 $56,290
Loans Receivable, net                                                             34,772                  27,179
Federal Funds Sold                                                                     0                   1,120
Cash and deposits in other financial institutions                                  1,862                   1,324
Securities Available for Sale
         Federal Home Loan Bank Stock                                              1,495                   1,464
         Mortgage Backed Securities                                               15,258                  14,704
         Collateralized Mortgage Obligations                                       3,224                       0
Securities Held to Maturity
         Mortgage Backed Securities                                                6,120                   9,732
         Collateralized Mortgage Obligations                                         460                   1,868
Deposits                                                                          29,430                  21,996
Federal Home Loan Bank borrowings                                                 29,065                  28,994
Total Shareholders Equity                                                          5,407                   4,989



                                                         Nine Months Ended                   Three Months Ended
                                                              March 31                            March 31
                                                      2003               2002              2003              2002

         Selected Operations Data:
Interest & Dividend Income                           $2,581             $2,174              $911              $747
Interest Expense                                       (787)              (990)             (246)             (295)
Net Interest Income                                   1,794              1,184               665               452
Provision for loan losses                               (90)              (155)              (30)              (30)
Net Interest Income after Loan Losses                 1,704              1,029               635               422
Noninterest Income                                      102                 88                31                33
Noninterest Expense                                  (1,154)              (739)             (415)             (267)
Income Before Taxes                                     652                378               251               188
Income Taxes                                           (251)              (137)              (93)              (63)
Net Income                                              401                241              $158              $125
Earnings Per Share                                    $1.50              $0.91              $.60              $.47
Average Shares Outstanding                          267,163            264,500           268,500           264,500




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



                                                                     At or for the
                                                                  Three Months Ended
                                                                       March 31
                                                               2003                2002
Selected Financial Ratios:
Annualized Where Appropriate
Performance Ratios:
Return on average assets                                      1.06%                1.03%
Return on average equity                                     11.78%               10.47%
Interest rate spread                                          4.52%                3.72%
Net Interest Margin                                           4.63%                3.88%
Operating expense to average assets                           2.78%                2.20%
Efficiency Ratio                                             59.63%               55.05%
Average interest earning assets to
         Interest bearing liabilities                       106.49%              106.33%



                                                                  March 31, 2003                 June 30, 2002

Quality Ratios:
Nonperforming assets to total assets                                       .44%                          .82%
Allowance for loan losses to non-performing loans                        7,720%                           68%
Allowance for loan losses to gross loans                                  1.10%                          .99%


Capital Ratios:
Equity to total assets at end of period                                   8.47%                         8.86%
Book Value per Share                                                    $20.27                        $18.86
